UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

IMPERIAL SUGAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 17, 2004

Dear Shareholder:

The Annual Meeting of Shareholders will be held on Tuesday, February 1, 2005, at 9:00 a.m., central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77478. You are cordially invited to attend.

At the meeting, we will elect two directors, consider and act on a proposal to increase shares available for award under the Company’s Long-Term Incentive Plan, act on the selection of auditors, and consider and act on a shareholder proposal regarding our Shareholder Rights Plan.

Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company’s progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

Sincerely,

Robert A. Peiser

IMPERIAL SUGAR COMPANY

Notice of Annual Meeting of Shareholders

To Be Held February 1, 2005

To the Shareholders of Imperial Sugar Company:

The 2005 Annual Meeting of Shareholders of Imperial Sugar Company (the “Company”) will be held at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77478, on Tuesday, February 1, 2005 at 9:00 a.m., central time, for the following purposes:

(1)	to elect two directors;

(2)	to consider and act on a proposal to approve an amendment to the Company’s Long-Term Incentive Plan;

(3)	to consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2005;

(4)	to consider and act on a shareholder proposal regarding the Company’s Shareholder Rights Plan; and

(5)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on December 6, 2004 are entitled to notice of and to vote at the meeting.

The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

For the Board of Directors

WILLIAM F. SCHWER Secretary

Sugar Land, Texas

December 17, 2004

IMPERIAL SUGAR COMPANY

8016 Highway 90A

Sugar Land, Texas 77478

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Sugar Company (the “Company”) to be voted at the 2005 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $5,000, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to shareholders beginning on or about December 17, 2004.

All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

(1)	for the election of the two Class III directors named below;

(2)	for approval of the amendment to the Company’s Long-Term Incentive Plan;

(3)	for ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2005; and

(4)	against the shareholder proposal regarding the Company’s Shareholder Rights Plan.

The majority of the outstanding shares of common stock, without par value, of the Company (“Common Stock”) entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked “Abstain” on a matter will be considered to be represented at the meeting for quorum purposes.

Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Directors are elected by a plurality of votes cast; accordingly, abstentions and broker non-votes will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the remaining proposals; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

At the close of business on December 6, 2004, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 10,096,422 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulative voting is not allowed in the election of directors. Under the plan of reorganization effective in August 2001, the Company is to issue a total of 10,000,000 shares of Common Stock to former shareholders, debenture holders and creditors of the Company prior to the reorganization. Although 10,378,700 shares were outstanding for accounting purposes as of the record date, 282,278 shares have not been issued to holders (and accordingly are not entitled to vote) because of pending disputes regarding bankruptcy claims.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors recommends a vote

FOR the election of the Class III nominees identified below

The Company’s Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2005 Annual Meeting, the terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2008, and until their successors are qualified. The terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2006 and the terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2007, and, in each case, until their successors are qualified. The Company has determined the following directors to be independent under rules of the Nasdaq Stock Market: Curtis G. Anderson; James J. Gaffney; Yves-Andre Istel; John K. Sweeney; Gaylord O. Coan and James A. Schlindwein.

Nominees

At the 2005 Annual Meeting it is proposed to elect Gaylord O. Coan and James A. Schlindwein as Class III directors. Both nominees are currently serving as directors of the Company. Set forth below is certain information concerning the nominees, including the business experience of each during the past five years and the age of each nominee on December 6, 2004.

Directors in Class III

(Terms expiring at the 2008 Annual Meeting of Shareholders)

Gaylord O. Coan, age 69, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation’s second largest poultry processing company, from 1995 until his retirement in 2001. He is also a director of Cotton States Life Insurance Company.

James A. Schlindwein, age 76, has been a director of the Company since August 2001. Mr. Schlindwein joined SYSCO Corporation in 1980 and retired from SYSCO in 1994 as an Executive Vice President and a director. SYSCO is the largest foodservice company in the country. Prior to joining SYSCO, Mr. Schlindwein spent sixteen years at Sara Lee, the last eight of which he served as President and Chief Executive Officer and finally as Chairman and Chief Executive Officer. Mr. Schlindwein is also a director of MGP Ingredients, Inc. Based on the amendment to the Corporate Governance Guidelines as described in the Nominating and Corporate Governance Committee Report contained herein, Mr. Schlindwein intends to resign in December 2005.

Continuing Directors

Set forth below is certain information concerning the six directors of the Company whose present terms of office are scheduled to continue until 2006 or 2007, including the business experience of each during the past five years and the age of each director on December 6, 2004.

Directors in Class I

(Terms expiring at the 2006 Annual Meeting of Shareholders)

Robert J. McLaughlin, age 71, has been a director of the Company since August 2001 and served as Chairman from August 2001 to February 2003. Mr. McLaughlin served as President and Chief Executive Officer of the Company from October 2001 to April 2002. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing stockholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Fibreboard Corporation, a manufacturer of lumber, plywood and paper products. Mr. McLaughlin recently became a director of Grubb & Ellis Company.

Robert A. Peiser, age 56, joined the Company as President, Chief Executive Officer and a director in April 2002. Prior to joining the Company, Mr. Peiser served as Chairman and Chief Executive Officer of Vitality Beverages, Inc. of Tampa, Florida, a privately owned beverage company, from July 1999 to February 2002. Mr. Peiser is a director of Pinnacle Airlines, Inc. and Kitty Hawk, Inc.

John K. Sweeney, age 52, has been a director of the Company since August 2001. Mr. Sweeney is a Managing Director at Lehman Brothers Inc., where he is involved in high yield, distressed and special situation investments. He has been with Lehman Brothers and predecessor firms since 1974.

Directors in Class II

(Terms expiring at the 2007 Annual Meeting of Shareholders)

Curtis G. Anderson, age 63, joined the Board of Directors in June 2002. He currently serves as Chairman of the Board of Directors of Anderson Capital Corporation, a Savannah-based privately held investment company that he founded in 1986. From 1994 to 1999, Mr. Anderson served as President, Chief Operating Officer and a director of Kuhlman Corporation, a diversified manufacturing company then listed on the New York Stock Exchange. Prior to founding Anderson Capital, Mr. Anderson served in numerous corporate and investment banking capacities with Citicorp and The First National Bank of Chicago.

James J. Gaffney, age 64, has been a director of the Company since August 2001 and has served as Chairman since February 2003. From 1997 to June 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Mr. Gaffney also is a director of SCP Pool Corporation, Hexcel Corporation, Beacon Roofing Inc. and iPCS, a wireless services affiliate of Sprint Communications.

Yves-Andre Istel, age 68, has been a director of the Company since August 2001. Mr. Istel is a Senior Advisor to Rothschild, Inc., and was Vice Chairman of Rothschild Inc. from 1993 to April 2002. He is a director of Rothschild & Cie Banque, Valeo S. A., and Richemont S.A. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc.

Board Meetings and Committees

The Company’s Board of Directors met five times during the year ended September 30, 2004. Each incumbent director attended at least 80% of the aggregate numbers of meetings of the Board of Directors and its committees on which the director served. At intervals between formal meetings, members of the Board of Directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to board or committee action between meetings being taken by unanimous written consent.

The Board of Directors has three standing committees: Audit, Executive Compensation and Nominating and Corporate Governance. The membership and principal responsibilities of the committees are described below.

Audit Committee

Members: Gaylord O. Coan, Chairman

Yves-Andre Istel

Curtis G. Anderson

The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by the Nasdaq Stock Market. The Audit Committee reviews with the Company’s internal auditor and independent registered public accounting firm the scope and results of their audits, monitors the adequacy of the Company’s system of internal controls and procedures, selects, subject to ratification by the shareholders, the independent registered public accounting firm and reviews and approves the fees paid for services rendered by such accountants. During the year ended September 30, 2004, the Audit Committee met eight times. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the Audit Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Executive Compensation Committee

Members: John K. Sweeney, Chairman

James A. Schlindwein

James J. Gaffney

The Executive Compensation Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by the Nasdaq Stock Market. The Committee establishes the salaries, bonuses and other compensation for the Company’s directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company’s compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company’s Long-Term Incentive Plan and administers the Company’s incentive bonus plans. The Executive Compensation Committee met six times during the year ended September 30, 2004. Additional information about the Executive Compensation Committee and its responsibilities is included in the section of this proxy statement entitled “Executive Compensation Committee Report on Executive Compensation” and in the Company’s Compensation Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Nominating and Corporate Governance Committee

Members:	Yves-Andre Istel, Chairman

Curtis G. Anderson

James A. Schlindwein

The Nominating and Corporate Governance Committee currently consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by the Nasdaq Stock Market. The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance principles applicable to the Company. The Committee also provides assistance to the Board in the areas of Committee member selection, evaluation of the overall effectiveness of the Board and committees of the Board, and review and consideration of corporate governance practices and regulatory policies. This Committee met three times during the year ended September 30, 2004. Additional information about the Nominating and Corporate Governance Committee is included in the section of this proxy statement entitled “Nominating and Corporate Governance Committee Report” and in the Company’s Nominating and Corporate Governance Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Director Remuneration

Each director who is not an officer or employee of the Company receives an annual retainer of $30,000 payable quarterly, $1,500 for each board meeting attended in person and $750 for each board meeting attended by conference telephone. The Chairman of the Board of Directors receives an annual retainer of $60,000 in lieu of the standard retainer. Additionally, each director who is not an officer or employee receives $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by conference telephone. Each member of the Audit Committee also receives an additional $5,000 annually in recognition of the additional time commitment due to its increased scope. Each committee chairman also receives an annual fee of $5,000.

The Company reimburses each director for travel expenses incurred in connection with his attendance at board or committee meetings or other Company business meetings.

In February 2004, Mr. Gaffney, as Chairman, was granted options to purchase 10,000 shares of Common Stock and each of the other directors was granted options to purchase 5,000 shares of Common Stock. The options have an exercise price of $13.825, the fair market value of Common Stock at date of grant. All options have a ten-year term and vest over a three-year period. Twenty-five percent (25%) of the options become exercisable immediately upon the issuance of the grant and twenty-five percent (25%) become exercisable in equal increments on the first three anniversary dates after the date of issuance.

Executive Compensation

The following table presents the compensation, for services rendered in all capacities, of the chief executive officer and four other most highly compensated executive officers of the Company serving as of September 30, 2004 (collectively, the “named officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary	Bonus	Other Annual Compensation (1)	Shares Underlying Options/SARs
Robert A. Peiser	2004	$521,923	$578,177	—	—
President and Chief Executive	2003	500,000	793,000	—	50,000	(2)
Officer (April 2002—current)	2002	225,000	300,000	—	250,000

Darrell D. Swank	2004	329,354	173,422	—	—
Senior Vice President and	2003	320,000	263,760	—	100,000	(2)
Chief Financial Officer	2002	17,230	—	—	—
(September 2002—current)

William F. Schwer	2004	320,621	178,318	—	—
Senior Vice President, Secretary	2003	312,625	257,912	—	20,000	(2)
and General Counsel	2002	310,572	31,940	—	100,000

Patrick D. Henneberry	2004	257,308	210,538	—	—
Senior Vice President—Commodities	2003	250,000	317,200	—	—
(August 2002—current)	2002	38,462	50,000	—	60,000

T. Kay Hastings	2004	204,385	117,647	$66,369	—
Senior Vice President—Human Resources	2003	57,692	49,101	—	40,000
(June 2003—current)

(1)	Amounts are less than $50,000 and 10% of the sum of salary and bonus, except for Ms. Hastings where the amount represents moving expenses and a related tax gross-up payment.
(2)	The stock options granted in February 2003 include related cash-settled stock appreciation rights, or SARs. Each of the options listed in the table for fiscal 2003 was granted in February 2003, other than options to purchase a total of 86,000 shares granted to Mr. Swank in October and December 2002.

Stock Options and SARs

No stock options were granted to the named officers in fiscal 2004.

The following table sets forth information regarding stock options and SARs exercised during fiscal 2004 and unexercised options and SARs held at September 30, 2004 by the named officers.

AGGREGATE OPTIONS/SARs EXERCISED IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTIONS/SARs VALUES

Name	Shares Acquired on Exercise / Number of SARs Exercised	Value Realized	Number of Unexercised Options/SARs at September 30, 2004		Value of Unexercised in-the- Money Options/SARs at September 30, 2004 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Options:
Robert A. Peiser	—	—	200,000	87,500	$1,675,688	$732,625
Darrell D. Swank	46,500	$455,368	3,500	50,000	29,243	564,850
William F. Schwer	—	—	85,000	35,000	712,050	293,050
Patrick D. Henneberry	—	—	45,000	15,000	524,025	174,675
T. Kay Hastings	—	—	20,000	20,000	132,600	132,600

SARs:
Robert A. Peiser	—	—	12,500	25,000	$52,500	$105,000
Darrell D. Swank	3,500	$14,700	3,500	7,000	14,700	29,400
William F. Schwer	—	—	10,000	10,000	42,000	42,000

(1)	Based on the September 30, 2004 closing price per share of $13.93, as reported by the Nasdaq Stock Market. SARs values are based on a maximum value of $5.55 per unit less a base price of $1.35.

The following table provides information regarding shares covered by the Company’s equity compensation plans as of September 30, 2004.

Plan Category	Number of Shares to be Issued on Exercise of Outstanding Options	Weighted- average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	1,238,756	$6.61	72,112
Equity compensation plans not approved by shareholders	—		—

Total	1,238,756		72,112

Long-Term Incentive Plan

The Company adopted the Imperial Sugar Company Long-Term Incentive Plan which became effective on its emergence from bankruptcy protection in August 2001. The Plan was amended and restated with shareholder approval effective January 10, 2003 and reserves a total of 1,684,568 shares of Common Stock. The Long-Term Incentive Plan is designed to attract and retain key employees and directors and to stimulate the active interest of key employees in the Company’s financial success. Key employees who hold positions of responsibility and whose performance, in the judgment of the Executive Compensation Committee (or other committee designated by the Board of Directors), can significantly affect the Company’s success are eligible for awards under the Long-Term Incentive Plan. Non-employee directors are also eligible under the Plan. In addition, individuals expected to become employees within six months of the award date may receive awards conditioned on the individual actually becoming an employee during the six-month period.

The Company’s Executive Compensation Committee, or another committee designated by the Board of Directors, has the discretion to determine the types of awards to be made under the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan may consist of one or more of the following:

•	incentive options and nonqualified stock options with an exercise price not less than fair market value on the grant date;

•	Stock Appreciation Rights, or SARs;

•	stock, including restricted stock and conditional stock units; and

•	cash.

An award also may be in the form of a performance award that may be based on one or more of the following: increased revenue; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Executive Compensation Committee or another board designated committee.

The following limitations apply to any award made under the Long-Term Incentive Plan. In any one calendar year, the Company may not grant to any person:

•	options or SARs that are exercisable for more than 300,000 shares of common stock;

•	stock awards covering or relating to more than 300,000 shares of common stock; or

•	cash awards or any other awards permitted by the Long-Term Incentive Plan (other than options, SARs and stock) having a value determined on the grant date in excess of $3,000,000.

Annual Pension Benefits

Retirement Plan

The Company’s Retirement Plan (the “Retirement Plan”) is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries, including Mr. Schwer. The Company has also adopted a Benefit Restoration Plan for certain participants (including Mr. Schwer) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue

Code of 1986, as amended (the “Code”), reduce retirement benefits that would otherwise be payable under the Retirement Plan. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under both the Retirement Plan and Benefit Restoration Plan as of March 31, 2003.

Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the Retirement Plan would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum on the participant’s retirement.

Annual benefits under the Retirement Plan are based on a five-year average of base pay plus bonuses. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service, with service measured through March 31, 2003. Mr. Schwer is subject to certain grandfathered provisions under the prior plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. The projected total annual benefits payable from the Retirement Plan and the Benefit Restoration Plan to Mr. Schwer is $89,485. Messrs. Peiser, Henneberry and Swank and Ms. Hastings are not participants in either plan.

Deferred Compensation Plans

The Company agreed to provide lump sum supplemental retirement and death benefits to participants (including Mr. Schwer) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the event of “disability” (as defined in the plan). If a participant’s employment terminates prior to retirement for any reason other than death, disability or “cause” (as defined in the plan), the participant will be entitled to receive, on attainment of age 55 if the participant’s termination is prior to attaining the age of 55, the actuarial equivalent (as defined in the Salary Continuation Plan) of the payment the participant would have received had the participant retired at age 62. No amounts will be due under the plan to a participant who is terminated for cause. The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. The estimated amount payable to Mr. Schwer (after deduction for payments made under a bankruptcy related retention plan), on retirement at or after age 62, is $217,099.

Agreements with Certain Executive Officers

The Company has entered into employment or change of control agreements with the following named officers, which as currently in effect provide for the following annual salaries:

Executive Officer	Salary
Robert A. Peiser	$530,000
Darrell D. Swank	$332,800
William F. Schwer	$323,567
Patrick Henneberry	$260,000
T. Kay Hastings	$206,000

The employment contracts or change of control agreements provide for each executive to receive payments equal to one times the employee’s salary (two times in the case of Messrs. Peiser and Schwer) in the event of a termination by the Company without cause. In addition, Ms. Hastings and Messrs. Henneberry and Swank have change of control agreements whereby, if a change in control of the Company (as defined) occurs and their positions are eliminated, Ms. Hastings and Mr. Henneberry would receive one times their annual salary and Mr. Swank would receive two times his annual salary. Additionally, Mr. Peiser’s agreement provides for a payment equal to two times his annual salary in the event he terminates his employment for “good reason” which includes (1) a reduction in his then base salary, (2) a substantial and adverse change in his duties, control, authority, status or position or (3) a material reduction in the duties and responsibilities previously exercised by Mr. Peiser.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, the Executive Compensation Committee consisted of John K. Sweeney (Chairman), James J. Gaffney and James A. Schlindwein. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership as of December 6, 2004 of (1) Common Stock and (2) warrants to purchase Common Stock, of each director of the Company, each named officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock and warrants listed below. Although 10,378,700 shares of Common Stock are outstanding for accounting purposes, due to pending disputes regarding bankruptcy claims under the Company’s plan of reorganization effective in August 2001, only 10,096,422 shares of Common Stock were issued to holders as of December 6, 2004.

	Beneficial Ownership of Common Stock		Beneficial Ownership of Warrants to Purchase Common Stock
	Number of Shares (1)(2)	Percentage of Class	Number of Warrants	Percentage of Class
Curtis G. Anderson	57,500	*
Gaylord O. Coan	27,500	*
James J. Gaffney	32,500	*
T. Kay Hastings	21,000	*
Patrick D. Henneberry	45,000	*
Yves-Andre Istel (3)	132,721	1.28%
Robert McLaughlin	27,892	*
Robert A. Peiser	215,000	2.03%
James A. Schlindwein	27,500	*
William F. Schwer	86,007	*	618	*
Darrell D. Swank	68,000	*
John K. Sweeney (4)	27,500	*
All directors and executive officers as a group (15 persons) (4)	821,620	7.48%	618	*

Lehman Brothers Inc. (5)	3,247,156	31.29%
399 Park Avenue, 9th Floor New York, New York 10022
Schultze Asset Management, LLC (6)	1,084,491	10.45%
3000 Westchester Avenue Purchase, New York 10577
Aegis Financial Corporation (7)	788,335	7.60%
1100 North Glebe Road Arlington, Virginia 22201
Fuller & Thaler Asset Management (8)	681,100	6.56%
411 Borel Avenue, Suite 402 San Mateo, California 94402

* Percentage of shares of Common Stock or warrants to purchase Common Stock beneficially owned does not exceed 1% of the applicable class.

(1)	Includes shares subject to stock options exercisable within 60 days as follows: Messrs. Anderson, Coan, Istel and Sweeney, 27,500 shares each; Mr. Gaffney, 32,500 shares; Ms. Hastings, 20,000 shares; Mr. Henneberry, 45,000 shares; Mr. McLaughlin, 27,892 shares; Mr. Peiser, 200,000 shares; Mr. Schlindwein, 2,500 shares; Mr. Schwer, 85,000 shares; Mr. Swank, 25,000 shares; all officers and directors as a group, 601,392 shares.

(2)	Includes shares issuable upon exercise of the warrants as shown in the warrants column.

(3)	Mr. Istel has sole voting and investment power of 85,221 shares of Common Stock and shared voting and investment power for 20,000 shares of Common Stock through the Istel Family Limited Partnership.

(4)	Mr. Sweeney, a Managing Director of Lehman Brothers, Inc. shares voting and investment power with respect to the 3,247,156 shares of Common Stock held by Lehman Brothers but disclaims beneficial ownership of those shares.

(5)	As reported on Schedule 13D dated December 3, 2004, Lehman Brothers Inc. has sole voting and investment power for all 3,247,156 shares. Excludes Mr. Sweeney’s 27,500 shares subject to stock options, which are exercisable within 60 days.

(6)

As reported to the Company by Schultze Asset Management, on December 6, 2004, Schultze Master Fund, Ltd. owns 937,175 shares, AIP Alpha Strategies I Fund beneficially owns 76,625 shares, Arrow Distressed

Securities Fund beneficially owns 69,621 shares, and Yolanda Schultze beneficially owns 1,070 shares. Schultze Asset Management, LLC acts as investment manager of these above-named funds and has sole power to vote and dispose of the 1,084,491 shares of Common Stock.

(7)	As reported on Form 13F dated November 5, 2004 with respect to shares beneficially owned as of September 30, 2004.

(8)	As reported on Schedule 13G dated November 12, 2004, Fuller & Thaler Asset Management, Inc. beneficially owns and has investment power with respect to 681,100 shares of Common Stock and has sole voting power for 509,100 of those shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2004 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, the Company believes during the year ended September 30, 2004, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

SHAREHOLDER RETURN PERFORMANCE GRAPH

On August 29, 2001, the Company emerged from bankruptcy and consummated its plan of reorganization under which all outstanding shares of Common Stock existing prior to the reorganization were canceled. The Company’s Common Stock issued in the reorganization did not begin trading until October 11, 2001.

The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor’s 500 Stock Index and the American Stock Exchange Consumer Staple Index (“IXR”) for the period from October 11, 2001 to September 30, 2004. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at October 11, 2001 and that all dividends were reinvested on a quarterly basis.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report has been provided by the Executive Compensation Committee (the “Committee”) of the Board of Directors. This report summarizes the Company’s current overall compensation philosophy and program objectives. Descriptions of the Company’s compensation programs are provided as well as the basis for the Company’s fiscal 2004 compensation for the Company’s named executive officers, including the Chief Executive Officer (“CEO”).

Overall Objectives of the Executive Compensation Program

The Company’s executive compensation philosophy and program objectives primarily are directed by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. The Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

The executive compensation program has been structured with three primary components: base salary, annual incentives (via a cash bonus plan), and long-term incentives (via stock options). The following sections of this report describe the Company’s plans by component of compensation and discuss how each component relates to the Company’s overall executive compensation philosophy.

In this report, we refer to the use of competitive market data as a criterion for establishing targeted compensation levels. The Company utilizes published survey data and data obtained from independent consultants for general industry and food industry companies similar in size to the Company, but not necessarily to companies in the American Stock Exchange Consumer Staple Index. In 2004, the Executive Compensation Committee retained an independent consultant to advise the Committee on peer group base compensation and long-term incentive programs.

Base Salary Program

The Company’s base salary program is based on a philosophy of providing base compensation levels at or near the market 50th percentile. The Company periodically reviews its executive compensation levels to assure consistency with the external market since the Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

Annual base salary adjustments for the Company are based on several factors: general levels of market salary increases, individual performance, competitive base salary levels and the Company’s overall financial results. For purposes of determining base salary adjustments, the Company reviews performance qualitatively, the level of earnings, and each individual’s contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual’s value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

All of the Company’s named executive officers, including the CEO, received a base salary increase effective January 1, 2004. The base salary increases were based on general market movement of executive base salaries and a qualitative assessment based on the factors discussed above.

Annual Bonus Plan

The Company’s annual bonus plan is intended to (a) reward key employees based on Company and individual performance, (b) motivate key employees and (c) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percent of base salary. The amount a particular executive may earn is directly dependent on the individual’s position, responsibility and ability to impact the Company’s financial success.

The Company has adopted Management Incentive Plans for fiscal 2004 and 2005 for executive officers and certain other participants. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The corporate profitability targets involve a combination of EBITDA and EVA (Economic Value Added). EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EVA is defined as EDITDA minus a charge for capital employed, calculated as 15% times average working capital and fixed assets. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary, ranging from 10% to 100% based on the participant’s responsibilities and position within the Company.

Fiscal 2004 Plan

For fiscal 2004 bonuses, a specified portion of the target bonus opportunity is allocated to individual performance goals which are quantifiable and result in payment only if the individual performance goals are reached and a target EBITDA level is met. Actual EDITDA must equal at least 85% of target EBITDA to permit any payment on individual performance goals; at that level, the bonus payment would be at 50% of the individual performance component, increasing ratably to 100% when actual EBITDA reaches 100% of target EBITDA.

The balance of the bonus opportunity is based on the Company’s achievement of corporate profitability targets. Payment under this component requires actual EBITDA of at least 95% of target EBITDA, which yields a payment of 75% of this bonus component; the amount paid increases ratably to 100% as actual EBITDA increases to 100% of target EBITDA. Thereafter, the corporate profitability component increases by 11.5% of the increase in EVA (but not to exceed 250% of the target amount under this component).

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan is designed to focus executive efforts on the long-term goals of the Company and to maximize total return to shareholders. The long-term incentive device used by the Committee is stock options since stock options align the interests of employees and shareholders by providing value to the executive through stock price appreciation. All stock options granted in fiscal 2004 have a ten-year term before expiration.

Stock options granted to executive officers in 2004, included options granted to Messrs. Paul Durlacher and J. Eric Story upon their appointment as Chief Operating Officer and Vice President—Treasurer, respectively, in September 2004. It is anticipated that stock option awards will be made periodically at the discretion of the

Committee in the future. The number of shares actually granted to individual participants is based on the individual’s position and level of responsibility within the Company.

Section 162(m)

Under Section 162(m) of the Code, public companies are precluded from receiving a tax deduction on compensation paid to certain executive officers in excess of $1,000,000 that does not meet the definition under the Code of “qualified performance based compensation”. The Company anticipates that its stock option grants satisfy this definition. The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

Compensation of the Chief Executive Officer

The Committee administers the compensation programs of the CEO, Robert A. Peiser, consistent with the objectives enumerated for the other executive officers. Mr. Peiser joined the Company in April 2002 and since then his compensation has been targeted to be at or near the market average for top-paid executives in similarly capitalized companies in the food products and services industry. The Committee approved the total compensation package for Mr. Peiser after reviewing available compensation information regarding such top-paid executives at the time Mr. Peiser joined the Company. Mr. Peiser’s current salary is $530,000 per year, and he will receive an increase of $100,000 effective January 1, 2005, based on the annual merit increase program utilized for management and a separate marketplace adjustment based on data and peer group company comparisons provided by the Executive Compensation Committee’s independent compensation consultant. For fiscal 2004, the Committee awarded Mr. Peiser a performance-based bonus of $578,177, as the Company exceeded its economic value added target. An economic value added bonus program focuses management on reducing assets employed while achieving a target profitability level.

Executive Compensation Committee

John K. Sweeney, Chairman

James J. Gaffney

James A. Schlindwein

Nominating and Corporate Governance Committee Report

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying qualified individuals who might be nominated as a board member. This Committee has also been charged with the responsibility of monitoring the Company’s corporate governance profile, with the intent of seeking to maintain “best practices” in the area of corporate governance. To assist the Committee in fulfilling this responsibility, it has selected a Chief Governance Officer, William F. Schwer, who is a senior executive and general counsel for the Company and whose duties include corporate governance matters. The Nominating and Corporate Governance Committee met three times in fiscal 2004. The Charter of the Nominating and Corporate Governance Committee as adopted by the Board of Directors is available free of charge on the Company’s website located at www.imperialsugar.com. The board amended the Corporate Governance Guidelines (the “Guidelines”) on December 6, 2004. The prior Guidelines contained an exemption from mandatory retirement at age 75 for all directors in service at the time of the Guidelines’ adoption. In accordance with current generally accepted corporate governance best practices for publicly traded companies, the board amended the Guidelines to state a director must resign before the annual meeting following his or her 75th birthday. Also, the amendment states any director who is 75 at the time of the adoption of the resolution shall resign before the 2006 annual shareholders meeting. Mr. Schlindwein is the only director over age 75 and he announced he intends to resign in December 2005. The amended Guidelines will be posted on the website as soon as reasonably practicable.

Our Corporate Governance Guidelines require that at least a majority of all of our directors meet the criteria for independence established by Nasdaq Stock Market for continued listing, including its listing standards, and all other legal requirements. Under Nasdaq listing standards, to be considered independent, a director must not have a relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, certain specified relationships preclude a finding of independence. The standards specify the criteria by which independence of directors will be determined.

The Board of Directors has determined that six of its seven non-management members are independent under Nasdaq listing standards. It has also determined that each member of the Audit Committee, Executive Compensation Committee and the Nominating and Corporate Governance Committee is independent. The non-management directors meet in executive session without members of management present at every regular board meeting, and Chairman of the Board, James J. Gaffney, presides at these executive sessions.

All directors standing for election at the 2005 annual meeting of shareholders are directors currently serving on the board and were recommended by the Nominating and Corporate Governance Committee and were approved by a majority of the independent directors. The Committee also considers qualified nominees recommended by shareholders; any recommendation for the 2006 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at P.O. Box 9, Sugar Land, Texas 77487.

Interested parties may communicate with Mr. Gaffney and other non-management members of the Board by confidential email. The email address is accessible in the investor relations section of the Company’s website in the Directors and Officers subsection under the caption, “Contact the Board”.

Nominating and Corporate Governance Committee

Yves-Andre Istel, Chairman

Curtis G. Anderson

James A. Schlindwein

PROPOSAL 2: AMENDMENT TO THE COMPANY’S LONG-TERM INCENTIVE PLAN

The Board of Directors recommends

a vote FOR this proposal

The Company adopted the Imperial Sugar Company Long-Term Incentive Plan which became effective on its emergence from bankruptcy protection in August 2001. As originally adopted, the Long-Term Incentive Plan did not provide for grants of options or other stock awards to non-employee directors, but the plan was amended in February 2002 to permit such grants. The Long-Term Incentive Plan is designed to attract and retain key employees and directors and to stimulate the active interest of key employees in the Company’s financial success. Please read “Long-Term Incentive Plan” in this proxy statement for more information regarding the Long-Term Incentive Plan.

Proposed Amendment

The Long-Term Incentive Plan as amended in 2003 provides for the issuance of up to 1,684,568 shares of Common Stock. As of December 6, 2004, options to purchase a total of 1,612,456 shares of Common Stock were either outstanding or had been exercised, leaving only 72,112 shares available for future awards. The Board of Directors believes that the remaining shares authorized for grant under the Long-Term Incentive Plan are insufficient to serve the purposes of the plan. On December 6, 2004, the Board of Directors approved a proposed amendment to the Long-Term Incentive Plan that would increase the number of shares of Common Stock subject to the plan by 600,000 shares, subject to approval by the shareholders. The Company believes the amendment will enable the Long-Term Incentive Plan to continue to advance the interests of the Company and its shareholders by providing stock incentives necessary for the recruitment and retention of key employees and directors. It is expected that this increased number will be sufficient for grants through at least 2006.

The Company has been successful in recruiting qualified management as part of its strategy to overcome the inherent volatility of the sugar industry. Accordingly, the Committee believes that this recommended increase in authorized awards is both necessary and desirable for the creation of shareholder value. The amount and type of awards to be granted in the future to the named officers, to all executive officers as a group, to all directors and to all other employees currently are not determinable.

Approval of the amendment to the Long-Term Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the matter. Accordingly, abstentions will have the same effect as votes against the proposal, and broker non-votes applicable to shares represented at the meeting will have no effect on the outcome of the proposal. The persons named on the accompanying proxy will vote in accordance with the choice specified on the proxy, or, if no choice is properly indicated, in favor of approval of the amendment to the Long-Term Incentive Plan.

Certain Tax Consequences

Options granted under the Long-Term Incentive Plan may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or non-qualified options. In some instances, the tax treatment under the Internal Revenue Code of stock options qualifying as incentive stock options is more favorable to employees than the tax treatment for non-qualified options. Generally, upon the exercise of an incentive stock option, the optionee recognizes no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the Common Stock at the time of purchase is, however, an adjustment to alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of the shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years from the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. The Company will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, except to the extent an optionee recognizes ordinary income from the disposition of the shares prior to expiration of the required holding period.

Upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value on the date of exercise of the Common Stock purchased and the exercise price. Upon any sale of shares acquired upon exercise of a non-qualified option, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. Upon the exercise of a non-qualified option, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the employee.

A participant will recognize ordinary compensation income upon receipt of cash pursuant to an award payable in cash, and upon receipt of cash or Common Stock in satisfaction of an SAR or conditional stock award. A participant will recognize ordinary compensation income at the time restrictions lapse on restricted Common Stock in an amount equal to the fair market value of the shares at that time, unless the participant makes an election to be taxed on the value of the restricted Common Stock when it is received. The Company is generally entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant for these purposes.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously

recommends a vote FOR this proposal

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending September 30, 2005. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

A representative of Deloitte & Touche LLP is expected to attend the 2005 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he or she so desires.

Should the shareholders not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Audit Fees

The aggregate fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2003 and 2004 are noted in the following table.

	Fiscal 2004	Fiscal 2003
Audit Fees	$416,000	$437,000
Audit-Related Fees (1)	50,000	45,000
Tax Fees (2)	116,000	319,000
All Other Fees (3)	9,000	50,000

(1)	Consists primarily of audit services in connection with our sugar beet purchase contracts.
(2)	Includes tax compliance services and tax consulting related to bankruptcy and asset sales transactions.
(3)	Consists of services in connection with the Company’s compliance with the Sarbanes-Oxley Act.

Since the adoption of the Audit Committee Charter in February 2003 all audit-related fees, tax fees and other fees have been pre-approved by the Audit Committee. The Audit Committee, as provided in its charter, delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of permitted non-audit services, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee has considered whether the provision of the non-audit services referenced above are compatible with maintaining Deloitte & Touche LLP’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors. The general objectives of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. The Audit Committee has adopted a policy that it must pre-approve all audit services of the Company’s independent auditors. The specific duties of the Audit Committee are described in the Audit Committee Charter as adopted by the Board of Directors. The Company has also adopted a Code of Ethics. The Audit Committee charter and the Code of Ethics are available free of charge on the Company’s web site located at www.imperialsugar.com. The Company’s Code of Ethics requires Management to make reports to the Audit Committee. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

The Company’s Board of Directors does not have an “audit committee financial expert” as defined by SEC Regulation S-K Item 401(h). The Company believes that the members of the Audit Committee, based on their respective experience as chief executive officers with financial oversight responsibilities or investment bankers, are able to read and understand financial statements and have an understanding of generally accepted accounting principles. The Company also believes each member of the Audit Committee has experience evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those issues that can reasonably be expected to be raised by the Company’s financial statements.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2005. First, the Audit Committee has met and held discussions with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2004, regarding those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP their independence and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP’s independence. Finally, the Audit Committee reviewed and discussed with Deloitte & Touche LLP (on some occasions with the Company’s management present and sometimes in private sessions), the Company’s audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 for filing with the SEC.

Audit Committee

Gaylord O. Coan, Chairman

Yves-Andre Istel

Curtis G. Anderson

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING

THE COMPANY’S SHAREHOLDER RIGHTS PLAN

The Board of Directors unanimously

recommends a vote AGAINST this proposal

Schultze Asset Management, LLC (“Schultze”), 3000 Westchester Avenue, Purchase, NY 10577, has advised the Company that it intends to present the following resolution at the 2005 Annual Meeting. Schultze advised the Company that as of December 6, 2004, Schultze, through various client accounts, beneficially owns 1,084,491, shares of Common Stock. In accordance with applicable proxy statement regulations, the proposed resolution and supporting statement, FOR WHICH THE BOARD OF DIRECTORS AND THE COMPANY ACCEPT NO RESPONSIBILITY, are set forth below.

Shareholder Resolution

Set forth below is the shareholder’s proposal, quoted verbatim:

RESOLVED, that the stockholders of Imperial Sugar Company (the “Company”) recommend that as soon as practicable the board of directors of the Company (the “Board”) redeem the rights previously declared by the Board pursuant to the Company’s “poison pill” Rights Agreement with the Bank of New York (the “Rights Agreement”), or otherwise terminate or rescind the Rights Agreement, and that the Board refrain from adopting in the future any similar “poison pill” rights agreement or plan without the prior approval of the Company’s stockholders.

Proponent’s Supporting Statement

A rights agreement, commonly known as a “poison pill,” is an anti-takeover device that is designed to prevent a change in control of a company without the prior approval of its board of directors. Such agreements are intended to force potential acquirers to negotiate an acquisition with management, instead of directing an offer to stockholders.

The Company’s Board adopted the poison pill Rights Agreement unilaterally and without prior stockholder approval.

The stockholders, who own the Company, should have the right to decide what is a fair price for their stock. The directors and management, who serve as the stockholders’ representatives, should not usurp that right for their own interests. By forcing potential acquirers to negotiate exclusively with the board, poison pills promote the entrenchment of management by insulating them from stockholder accountability.

In commenting on “poison pill” proposals, the SEC has stated: “Tender offers can benefit shareholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without stockholder consent, poison pill plans can effectively prevent shareholders from even considering the merits of a takeover that is opposed by the board.” SEC Release No. 34-23486 (July 31, 1986).

“Poison pills entrench the current management, even when it’s doing a poor job. Pills water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001.

We believe the Company’s poison pill discourages any current or potential stockholder from taking an ownership interest of 15% or more of the Company’s common stock. We are concerned that this severely reduces management’s accountability to stockholders and limits the market for the Company’s common stock because no stockholder will be able to acquire 15% or more of the Company’s common stock without prior management approval. In the long run, this may lessen management’s motivation to maximize stockholder value.

We believe that the continuation of the poison pill Rights Agreement is contrary to the long-term interests of the Company’s stockholders, will discourage tender offers that may greatly enhance the value of stockholders’ investment, and is offensive to the concept of management accountability.

Board of Directors’ Response

The Board of Directors believes the action requested in this proposal is unnecessary and ill-advised. The Board of Directors believes that the Company’s rights plan is in the best interest of the Company and its shareholders and the Board recommends that you vote “AGAINST” this proposal.

The Company adopted its current shareholder rights plan in December 31, 2002. The Board of Directors observes that numerous well-respected U.S. corporations, including approximately 60% of the S&P 500 companies, have implemented shareholder rights plans. The majority of these corporations adopted their rights plans without shareholder vote, which is not required by law for their adoption.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to maintain the shareholder rights plan for the following reasons:

•	The Board of Directors believes the Company’s rights plan will protect and enhance shareholder value.

•	Empirical data suggest that premiums paid to acquire target companies with rights plans are higher than premiums paid for target companies that do not have rights plans.

•	The Company’s rights plan allows the Board of Directors to protect the Company’s shareholders from unfair and coercive takeover tactics.

•	If the Company were to redeem its rights plan now, in the absence of a specific and acceptable acquisition proposal, shareholders would be left vulnerable to an unsolicited and potentially coercive and unfair takeover offer.

1.	The Board of Directors believes the Company’s rights plan will protect and enhance shareholder value.

The principal objective of the Company’s rights plan is to protect the Company’s shareholders against inadequate offers and abusive tactics. The Company’s rights plan will increase the Board of Directors’ time to negotiate and to make a decision in a transaction involving a change of control of the Company. Additionally, the Company’s rights plan will enhance the Board of Directors’ bargaining power with a potential acquiror and should allow it to obtain higher value for the Company’s shareholders. The Board of Directors believes that merger and acquisition activity over the last ten years shows that rights plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired, but rather help boards obtain prices from offerors that are fair and adequate to shareholders. Many companies with rights plans have received unsolicited takeover proposals and have redeemed the rights under the plan after their boards of directors concluded that the offer, as negotiated by the board, adequately reflected the intrinsic value of the company and was fair and equitable to all shareholders.

2.	Empirical data suggest that premiums paid to acquire target companies with rights plans are higher than premiums paid for target companies that do not have rights plans.

Rights plans are designed to enhance shareholder value. There is no empirical evidence that they adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders. A study of takeover premiums conducted by Georgeson Shareholder Communications, Inc. (formerly Georgeson & Company) determined that companies with rights plans received $13 billion in additional premiums during the period from 1992 to 1996, and shareholders of companies without rights plans may have given up $14.5 billion in value during the same period. The Georgeson study estimated that premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies that did not have rights plans regardless of whether the takeover was friendly or hostile. Higher takeover premiums for companies with rights plans suggest that the relative bargaining positions of bidders and targets are altered by rights plans, raising the costs to the bidder and the gains to the target.

The Georgeson study found that the presence of a rights plan does not reduce the likelihood that a company would become a takeover target. Investment banking firms that have studied the issue have concluded that adoption of a rights plan has no significant effect on the stock prices of companies that are not the subject of a takeover or in takeover negotiations. Thus, the empirical data supports the conclusion that rights plans do not deter potential takeovers but do increase the premiums received by target shareholders.

Even a critic of shareholder rights plans, Institutional Shareholder Services, concluded in a February 2004 study that companies with rights plans and other strong takeover defenses have (1) higher shareholder returns over three-, five- and ten-year periods; (2) stronger profitability measures such as return on equity, return on assets, return on investment and net profit margin; (3) higher dividend payouts and dividend yields and (4) higher interest coverage and operating cash flow. Similarly, the director of corporate programs for Institutional Shareholder Services has noted that “companies with poison pills in place tend to get higher premiums paid on average than companies that don’t have pills.” Paul M. Sherer and Amy Barrett, With a Stealthy Takeover of Gucci Looming, that Poison Pill Now Looks Less Bitter, The Wall Street Journal, Jan. 29, 1999.

3.	The Company’s rights plan allows the Board of Directors to protect the Company’s shareholders from unfair and coercive takeover tactics.

Potential acquirors may seek to use unfair or coercive takeover tactics including a partial, or “two-tier” tender offer, a creeping acquisition, or other tactics that may be unfair to all or some of the Company’s shareholders. These tactics coerce shareholders by providing incentives to those shareholders who first agree to sell and disincentives for those who either delay or decide not to sell. The Company’s rights plan is not intended to prevent a takeover of the Company, but merely allows the Board of Directors to carry out its fiduciary duties and to obtain a beneficial deal for all shareholders. Under the Company’s rights plan, the Board of Directors, prior to the acquisition of 15% of the Company’s common shares by a prospective acquiror, has the power to redeem the rights issued under the rights plan and remove the impediment to the completion of an acquisition of the Company. A prospective acquiror may propose a higher takeover price, make an offer for all shares instead of a partial offer, or offer better takeover terms to persuade the Board of Directors to redeem the rights. The Board of Directors is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of a potential offer and seek a higher price from a third party.

4.	If the Company were to redeem its rights plan now, in the absence of a specific and an acceptable acquisition proposal, shareholders would be left vulnerable to an unsolicited and potentially coercive and unfair takeover offer.

Redeeming the rights plan now, without a specific acquisition proposal, removes the protections of the rights plan without consideration of the adequacy of the terms of a specific acquisition proposal. This consideration, together with the empirical data discussed above which supports the conclusion that a rights plan does not deter or prevent potential takeover offers, supports the conclusion that the Company’s rights plan should remain in place until the Board of Directors, in the context of a specific and acceptable acquisition proposal, determines that it is in the shareholders’ best interests to redeem the rights plan. The Board of Directors believes that redeeming the rights plan now could reduce the long-term value for shareholders and, at the same time, limit the Board of Directors’ ability to negotiate better terms.

OTHER MATTERS

A copy of the Company’s Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2004, accompanies this proxy statement but is not a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2006 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than August 19, 2005 to be eligible for inclusion in the Company’s proxy material relating to that meeting. Additionally, the proxy solicited by the Board of Directors for the 2006 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2006 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before November 3, 2005.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

For the Board of Directors

WILLIAM F. SCHWER

Secretary

IMPERIAL SUGAR COMPANY

2005 Annual Meeting of Shareholders

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert A. Peiser, William F. Schwer and J. Eric Story and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Sugar Company (the “Company”) that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 2005 Annual Meeting of Shareholders of Imperial Sugar Company scheduled to be held on February 1, 2005 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

This Proxy when properly executed will be voted as specified on the reverse side. Unless otherwise specified, this Proxy will be voted FOR election as Directors of all of the nominees listed on the reverse, FOR the amendment to the Company’s Long-Term Incentive Plan, FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2005 and AGAINST the Shareholder proposal regarding the Company’s Shareholder Rights Plan. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

(Continued, and to be signed and dated, on the reverse side.)

IMPERIAL SUGAR COMPANY

P.O. BOX 11110

NEW YORK, N.Y. 10203-0110

Please sign, Date and Return

the Proxy Card Promptly

Using the Enclosed Envelope.   ☒

Votes must be indicated

(x) in Black or Blue ink.

1.	Election of two directors to serve for the terms set forth in the proxy statement.

FOR all nominees listed below  ☐

WITHHOLD AUTHORITY to vote for all nominees listed below  ☐

*EXCEPTIONS  ☐

Nominees:	Class III

Gaylord O. Coan
James A. Schlindwein

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions

2.	Proposal to approve an amendment to the Company’s Long-Term Incentive Plan described in the proxy statement.

FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

3.	Proposal to ratify the appointment of Deloitte & Touch LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2005.

FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

4.	Shareholder proposal regarding the Company’s Shareholder Rights Plan

FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

To change your address, please mark this box.  ☐

Please sign exactly as name or names appear on the proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or corporate officer, please give full title:

Date	Share Owner sign here	Co-Owner sign have